Exhibit 99.1

Evolution Petroleum Declares Quarterly Cash Dividend, Discloses Year-end Reserves and Fiscal Fourth Quarter Volumes, and Announces Fiscal 2019 Earnings Release Conference Call

Houston, TX, / August 12, 2019 / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today disclosed its independently determined reserves estimates as of June 30, 2019 as well as oil and natural gas liquids volumes for its fiscal fourth quarter ended June 30, 2019. The Company further declared its 24th consecutive quarterly dividend, and announced that it will release its financial and operational results for fiscal year 2019 on September 11, 2019.
Cash Dividend
Evolution’s board of directors has declared a cash dividend of $0.10 per share of common stock to be paid on September 30, 2019 to shareholders of record as of September 13, 2019. This will be the 24th consecutive quarterly dividend paid to shareholders, and the Company has paid out to shareholders in excess of $59 million in cash dividends since initiating dividends in 2013. The Company’s goal is to return the majority of operating cash flow through dividends and stock repurchases to shareholders while retaining a cash balance for re-investment in similar long-life assets to support its strategy.
Reserves as of June 30, 2019

Proved Reserves	Oil (Mbbl)	Natural Gas Liquids (Mbbl)	Oil Equivalent (Mbbl)
Proved Developed Producing	6,274	1,124	7,398	82%
Proved Undeveloped	1,342	241	1,583	18%
Total Proved	7,616	1,365	8,981	100%
	85%	15%	100%

Probable Reserves	Oil (Mbbl)	Natural Gas Liquids (Mbbl)	Oil Equivalent (Mbbl)
Probable Developed Producing Producing	3,516	630	4,146	87%
Probable Undeveloped	540	97	637	13%
Total Probable	4,056	727	4,783	100%
	85%	15%	100%

Possible Reserves	Oil (Mbbl)	Natural Gas Liquids (Mbbl)	Oil Equivalent (Mbbl)
Possible Developed Producing	3,323	596	3,919	91%
Possible Undeveloped	341	61	402	9%
Total Possible	3,664	657	4,321	100%
	85%	15%	100%

Evolution’s reserves, 100% of which are oil and natural gas liquids, are determined by DeGolyer and MacNaughton, a national independent engineering firm. The probable and possible reserves are categories that represent potential recoveries from the CO2 flood developed in the Delhi Field greater than that included in the proved reserves. Consequently, while the probable and possible reserves are 87% and 91% developed, respectively, they require no additional capital expenditures, they remain less certain of attainment and have more risk of recovery than proved reserves and should not be aggregated with other categories. Of particular note, approximately 47% of fiscal 2019 development costs were due to purchases of CO2, inclusive of transportation costs, which in aggregate largely tracks realized oil price received at Delhi.
Production and Pricing for the Quarter Ended June 30, 2019
Gross daily production in the Delhi Field during the fourth quarter of fiscal 2019 averaged 6,364 barrels of oil and 1,479 barrels of natural gas liquids (“NGL”), or 7,843 barrels of oil equivalent per day. Net daily production to Evolution averaged 1,669 barrels of oil and 388 barrels of natural gas liquids, or 2,057 barrels of oil equivalent per day. On a sequential-quarter basis, production in the fourth quarter increased by 2% from third quarter 2019, which averaged 7,687 barrels of oil equivalent and net production to Evolution averaged 2,016 barrels of oil equivalent.
Oil production in June 2019 was negatively impacted due to valve failures on compressors that caused significant production facility downtime. These compressors have been repaired subsequently and oil production is already recovering. NGL production rates in fourth quarter significantly improved as a result of facility modifications; however, we anticipate that going forward they will not be largely different than historical levels of 1,100 to 1,200 barrels of oil equivalent per day.
The average oil price realized by Evolution during the fourth quarter of fiscal 2019 was $64.77 compared to $59.12 during the previous quarter. The average NGL price realized by Evolution during the fourth quarter of fiscal 2019 was $15.27 per barrel compared to $16.37 during the previous quarter. Evolution continues to benefit from the premium that Louisiana Light Sweet (LLS) pricing receives at the Delhi Field compared to the more widely known West Texas Intermediate (WTI) price, and the oil is shipped to market directly by pipeline, which reduces transportation cost. Realized NGL prices were highly volatile over the past twelve months due to increased NGL production in our region, especially from shale producers.
Robert Herlin, Chairman, said “The Delhi Field continues to perform well resulting in an uplift of approximately 355 MBOE of proved reserves and another 290 MBOE of possible reserves converted to the probable category, which helped to offset production during the year. We expect to spend minor amounts of maintenance capital this fiscal year to limit production decline in anticipation of the next major round of expansion likely beginning in fiscal 2021, and are also working with the operator on low cost projects to improve field profitability. We continue to benefit from the material LLS price premium due to our location close to the Gulf Coast markets, and our transportation cost is favorable due to our oil moving 100% by pipeline to market. Also, as previously announced on July 11, 2019, the Company is pleased to have Jason Brown join our organization as President and Chief Executive Officer as he will focus on enhancing the company’s prospects for creating value for our shareholders” concluded Robert Herlin.
“I’m excited to join the Evolution team and have already started working with the board to prudently grow our asset base through continued development of the Delhi field as well as evaluating potential acquisitions. We are targeting long life, cash flowing assets that will support and sustain our dividend while preserving the conservative nature of our Company” said Jason Brown, President and Chief Executive Officer.
Investor Conference Call
Evolution will release its financial and operational results for the fiscal year ended June 30, 2019 after the stock market closes on Wednesday, September 11, 2019. An investor conference call to review the results will be held on Thursday, September 12, 2019 at 11:00 a.m. Eastern (10:00 a.m. Central). Details for the conference call are as follows:
Date: Thursday, September 12, 2019
Time: 11:00 a.m. Eastern (10:00 a.m. Central)
Call: 1-844-369-8770 (United States & Canada)
Call: 1-862-298-0840 (International)

To listen live via webcast over the internet, go to http://www.investornetwork.com/event/presentation/53106. A replay will be available two hours after the end of the conference call through October 12, 2019 and will be accessible by calling 1-877-481-4010 (United States & Canada); 1-919-882-2331 (International) with the replay pin number of 53106

About Evolution Petroleum
Evolution Corporation is an oil company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution’s largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts:
Jason Brown, President & CEO
David Joe, SVP & CFO

(713) 935-0122